NUMBER                                                        SHARES

                       Wahoo Capital Ventures, Inc.
            Incorporated Under the Laws of the State of Nevada

Common Stock Par Value $.001                              CUSIP

            THIS CERTIFIES THAT

            IS THE OWNER OF

FULLY PAID and NONASSESSABLE Shares of Sea Shell Galleries, Inc., transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this
Certificate properly endorsed.   This certificate is not valid unless
countersigned and registered by the Transfer Agent and Registrar

    Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


Secretary                                                   President